Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	the Registration Statement (Form S-8 No. 333-191923) pertaining to the Sprague Resources LP 2013 Long Term Incentive Plan; and

•	the Registration Statement (Form S-3 No. 333-200148) pertaining to Sprague Resources LP and Sprague Resources Finance Corp

of our reports dated March 10, 2016, with respect to the consolidated and combined financial statements of Sprague Resources LP and Sprague Operating Resources LLC (the Predecessor), and the effectiveness of internal control over financial reporting of Sprague Resources LP, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Hartford, Connecticut
March 10, 2016